April 2, 2015

Via FEDEX and Electronic Mail

American Eagle Energy Corporation
2549 W. Main Street, Suite 202
Littleton, CO 80120

Attn: Mr. Brad Colby, Chief Executive Officer

Re: Termination of Commitments; Notice of Event of Default Under Credit Agreement

Mr. Colby,

Reference is made to (i) that certain Credit Agreement dated as of August 27, 2014, among American Eagle Energy Corporation, a Nevada corporation as borrower (the "Borrower"), the lenders party thereto, and SunTrust Bank, as administrative agent (in such capacity, the "Administrative Agent") and Issuing Bank (as amended, restated, modified or supplemented from time to time prior to the date hereof, the "Credit Agreement"), and (ii) that certain Indenture dated as of August 27, 2014, among the Borrower, certain subsidiaries of the Borrower as guarantors, and U.S. Bank National Association, as trustee and as collateral agent (as amended, restated, modified or supplemented from time to time prior to the date hereof, the "Indenture"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Credit Agreement.

The Administrative Agent hereby gives notice to Borrower that the following Event of Default under the Credit Agreement has occurred and is continuing as of the date hereof:

> **Section 7.1(f) – Failure to pay Material Indebtedness**. Section 7.1(f) of the Credit Agreement, provides that upon failure of any Loan Party to make a payment of Material Indebtedness when the same shall become due and payable after any applicable cure period expires, an Event of Default shall exist. Pursuant to the terms of the Indenture, the Borrower was required to make a payment on or before March 2, 2015 (the "Subject Payment"). The Indenture provides a thirty (30) day grace period to make such payment. As of April 1, 2015, the Borrower had not made the Subject Payment and no waiver of such failure has been given pursuant to the Indenture.

Please be advised that the foregoing Event of Default under the Credit Agreement is not intended to be exhaustive or exclusive of all Events of Default, Defaults or events of default that may exist, and the Administrative Agent reserves the right to assert additional Events of Default, Defaults and/or events of default, as applicable.

The occurrence of the aforementioned Event of Default under the Credit Agreement entitles the Administrative Agent, pursuant to the provisions of Section 7.1 of the Credit Agreement, to (among other things) exercise on behalf of itself, the Lenders and the Issuing Bank, all rights and

remedies available to it, the Lenders and the Issuing Bank under the Loan Documents or applicable law. Accordingly, the Agent hereby gives notice that the Commitments have terminated and neither the Lenders nor the Issuing Bank have any further commitment or other obligation to make Loans or issue Letters of Credit.

Administrative Agent hereby retains and reserves all rights and remedies of every and any kind to which it, the Issuing Bank or any Lender may be entitled under the Credit Agreement, any other Loan Document or any document contemplated by or delivered to Administrative Agent or the Lenders in connection with the Credit Agreement, including the right to pursue any and all security it holds for the Obligations.

Without limiting the generality of the foregoing, we hereby further advise you that (i) none of the Administrative Agent, the Issuing Bank, or the Lenders, has waived or does waive the Event of Default or event of default identified above, or any other current or future Default, Event of Default or other event of default that may now or hereafter exist, (ii) any forbearance of any rights, powers, privileges and other remedies by the Administrative Agent, the Issuing Bank or the Lenders, under the Loan Documents, or at law or in equity, with respect to the Event of Default or event of default identified above or any other current or future Default, Event of Default or other event of default shall not be, and shall not be construed as, a waiver thereof, and the Administrative Agent, the Issuing Bank, and the Lenders, reserve their rights to invoke fully any and all such rights, powers, privileges and other remedies under the Loan Documents, or at law or in equity, at any time the Administrative Agent, the Issuing Bank, or the Lenders, deem appropriate in respect thereof, in accordance with the Loan Documents, and without further notice, (iii) the Administrative Agent, the Issuing Bank, and the Lenders, reserve the right to identify and assert additional Defaults or Events of Default that may now or hereafter exist under the Loan Documents, and demand any sums that may be, or become, due under the Loan Documents, including, without limitation, accrued and unpaid late charges and costs of collection (including, without limitation, attorneys' fees and expenses) and other costs and (iv) nothing contained herein, or in any other correspondence with you or your representatives, shall constitute, or be deemed to constitute, a modification of, or waiver under, the Loan Documents, or acceptance of any event, occurrence or circumstance that may constitute a Default or an Event of Default under the Loan Documents.

Regards,

SUNTRUST BANK, as Administrative Agent

By: ______________________
Name: Scott Mackey
Title: Director

cc:

William R. Roberts, Esq.
Roberts & Olivia, LLC
2060 Broadway, Suite 250
Boulder, CO 80302

Diana Jacobs
U.S. Bank National Association
Corporate Trust Department
1420 5th Avenue, 7th Floor
Seattle, WA 98101